EXHIBIT 23.3

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and “Selected Financial Data” in the Registration Statement (Form S-4) and related Prospectus of K2 Inc. for the registration of 10,782,026 shares of its common stock and to the incorporation by reference therein of our report dated February 15, 2002, except for Note 6 which is March 28, 2002, with respect to the consolidated financial statements and schedules of K2 Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

Los Angeles, California

February 24, 2003